SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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[X] Definitive Proxy Statement
[ ]Definitive Additional Materials
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UNITED RETAIL GROUP, INC.

(Name of Registrant as Specified In Its Charter)

_________________

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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United Retail Group, Inc.
365 West Passaic Street
Rochelle Park, New Jersey 07662

May 25, 2005

Dear Stockholder:

I wish to extend a cordial invitation to the 13th Annual Meeting of the stockholders of United Retail Group, Inc., which will be held at the Marriott Saddle Brook Hotel just off exit no. 159 on the Garden State Parkway North in Saddle Brook, New Jersey (telephone no. 201-843-9500), on June 27, 2005 at 11 o’clock in the morning.

Formal notice of the Annual Meeting and the Proxy Statement are contained on the following pages. The Annual Report of the Company for 2004, including the Annual Report on Form 10-K, is enclosed. I urge that you read the Proxy Statement and the Annual Report and then cast your vote on the accompanying proxy.

Please be sure to mark, date, sign and return the proxy promptly, so that your shares will be represented at the meeting.

I look forward to greeting you at the meeting, reporting on the Company’s business and outlook, hearing your views and answering your questions.

Sincerely yours, /s/RAPHAEL BENAROYA Raphael Benaroya Chairman

IMPORTANT: To ensure the presence of a quorum at the meeting, it is important that your stock be represented, whether or not you plan to attend. Please mark, date and sign the accompanying proxy and return it promptly in the enclosed postpaid envelope. This proxy is solicited by the Board of Directors of the Company.

UNITED RETAIL GROUP, INC.
365 West Passaic Street
Rochelle Park, New Jersey 07662
(201) 909-2200

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 27, 2005

The 13th Annual Meeting of the stockholders of United Retail Group, Inc. will be held at the Marriott Saddle Brook Hotel, just off exit no. 159 on the Garden State Parkway North in Saddle Brook, New Jersey 07663 (telephone no. 201-843-9500), on June 27, 2005, at 11 o’clock in the morning, for the following purposes:

  electing eight directors;
  transacting any and all other business that may properly come before the meeting.

A list of stockholders may be examined during business hours at the Company’s headquarters at the address listed on the letterhead above during the 10 days preceding the date of the Annual Meeting of Stockholders.

The Board of Directors fixed May 5, 2005 as the record date for the determination of stockholders entitled to vote at this meeting and only stockholders of record on that date shall be entitled to vote.

May 25, 2005	By Order of the Board of Directors, /s/KENNETH P. CARROLL Kenneth P. Carroll Secretary

Directions to the Meeting Site

From the George Washington Bridge

Route 80 West to Exit No. 62. Follow signs to Midland Ave. Hotel will be on your left before you reach Midland Ave.

From Newark, New Jersey

Route 24/78 West to Garden State Parkway North to Exit No. 159 (Route 80) Saddle Brook. Bear right off of exit. The hotel will be approximately 500 feet on your right.

UNITED RETAIL GROUP, INC.

365 West Passaic Street
Rochelle Park, New Jersey 07662

PROXY STATEMENT
Dated May 25, 2005

ANNUAL MEETING OF STOCKHOLDERS
June 27, 2005

The accompanying proxy is solicited by the Board of Directors of United Retail Group, Inc. (the “Company”) to be voted at the Annual Meeting of Stockholders to be held June 27, 2005, and any adjournments thereof. When the proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed. If no specification is indicated, the shares will be voted “FOR” election of the nominees named in this Proxy Statement.

Any stockholder giving a proxy, however, has the power to revoke it prior to its exercise by notice of revocation to the Company in writing or by execution of a subsequent proxy (provided that such action must be taken in sufficient time to permit the necessary examination and tabulation of the subsequent proxy or revocation before the vote is taken) or by voting in person at the Annual Meeting. If a stockholder wishes to give a proxy to someone other than the individuals named as proxies in the enclosed form of proxy, he or she may cross out the names of the proxies appearing in the enclosed proxy, insert the name(s) of some other person(s), initial the insertion and sign and date the proxy for use at the meeting place by the named person(s).

If you are a Company associate who owns stock through the Retirement Savings Plan or the Employee Stock Purchase Plan, you will receive a form instructing the trustee how to vote the shares on your behalf instead of receiving a form of proxy yourself.

If you plan to attend the meeting and vote in person, a ballot will be available when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on the record date for voting, May 5, 2005.

The shares entitled to vote at the meeting consist of shares of Common Stock of the Company, with each share entitling the holder of record to one vote. At the close of business on May 5, 2005, the record date for the Annual Meeting, there were outstanding 12,663,134 shares of Common Stock. This Proxy Statement and the accompanying form of proxy are first being sent to stockholders on or about May 25, 2005.

A table of contents appears on the last page of this Proxy Statement.

ELECTION OF DIRECTORS

Nominees

Eight nominees for the Board of Directors of the Company will be elected at the 13th Annual Meeting of Stockholders for a term expiring at the Annual Meeting of Stockholders in 2006 or until their successors are elected and qualified. In the event any of the nominees shall be unable to serve as a Director, it is intended that the proxies will be voted for the election of a person nominated by the Board of Directors in substitution. The Company has no reason to believe that any nominee for the Board of Directors will be unable to serve as a Director if elected.

Stockholders of record on the record date who wished to nominate persons for election as Directors did so by a notice of nomination to the Secretary of the Company that was delivered or mailed and received not less than 90 days prior to the anniversary date of the immediately preceding Annual Meeting of Stockholders.

No person may be elected as a Director unless nominated by a stockholder in the manner described above or by the Board of Directors.

Integrity Brands Fund IIS (the “Fund”) is a Massachusetts LLC, of which Mr. John C. Pound is sole managing member. The Fund submitted a timely notice to the Company pursuant to the Company’s By-laws that the Fund intended to reserve the right to nominate four individuals for election to the Company’s Board of Directors at the 13th Annual Meeting of Stockholders. Representatives of the Company and the Fund subsequently had several meetings and discussions and the Company agreed to provide Mr. Pound with access to the Board to present his ideas and views on the Company. The Fund and the Company exchanged letters, dated April 28, 2005. In the Fund’s letter to the Company, it gave notice that the Fund had withdrawn its nominees for election of four directors to the Company’s Board of Directors at the 13th Annual Meeting of Stockholders.

The Company’s Board of Directors, through the Nominating Committee of the Board, has determined to undertake a search for two additional Board members who meet the criteria contained in the Nominating Committee Charter and have expertise relevant to multi-channel specialty retail. The Company will seek to add these candidates to the Board at or prior to the 2006 Annual Meeting of Stockholders.

The election inspector(s) appointed for the 13th Annual Meeting of Stockholders will determine whether or not a quorum is present and will tabulate votes cast by proxy or in person at the Annual Meeting. The holders of a majority of the outstanding shares of Common Stock, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Election of directors will be determined by a plurality of the votes cast at the Annual Meeting on the election of directors.

Proxies that withhold authority to vote and broker non-votes, if any, will be counted only for quorum purposes and will have no effect on the vote for the election of Directors.

Business and Professional Experience

The nominees proposed by the Board of Directors are listed below.

Mr. Raphael Benaroya, age 57, has been the Chairman of the Board, President and Chief Executive Officer of the Company and its predecessor businesses at The Limited, Inc. for approximately 20 years. (He is also the Managing Director of American Licensing Group, LP, a consumer goods brand consulting firm.) Previously, he was an Executive Vice President of Jordache Enterprises, Inc., an apparel manufacturer, from 1984 to 1982. Earlier, he was an officer of the Izod Lacoste Division of General Mills, Inc., rising to the position of Executive Vice President. Mr. Benaroya is also a director of Russ Berrie and Company, Inc.

Mr. George R. Remeta, age 55, has been an officer of the Company and its predecessor businesses for approximately 20 years, most recently as the Vice Chairman of the Board and Chief Administrative Officer of the Company. Previously, he was Vice President of Management Information Systems of The Great A & P Tea Company.

Mr. Joseph A. Alutto, age 64, a Director of the Company since December 1992, has been Executive Dean of the Professional Colleges at Ohio State University since 1998, as well as Dean of the Max M. Fisher School of Business at Ohio State University since 1991. He was Dean of the School of Management at the State University of New York at Buffalo from 1990 to 1976. Mr. Alutto has been active as a consultant on management training, including service as a member of the U.S. Department of Commerce Advisory Board on Management Training in The People’s Republic of China from 1991 to 1985. Mr. Alutto is also a director of M/I Homes, Inc., a builder of single family residences, and Nationwide Financial Services, Inc.

Mr. Joseph Ciechanover, age 71, a Director of the Company since May 1995, has been President of The Challenge Fund-Etgar L.P., a venture capital fund, since 1995. He also was Chairman of the Board of El Al Israel Airlines, Ltd. from 2001 to 1995. Earlier, he was Chairman of Israel Discount Bank Ltd., a commercial bank in the United States, from 1993 to 1985 and was President of PEC Israel Economic Corp., a holding company with interests in various industries, principally in Israel, from 1994 to 1980. Mr. Ciechanover is also a director of Nova Measuring Instruments Ltd., as well as two companies listed on the Tel Aviv Stock Exchange, Aspen Building Ltd. and Harel Hamishmar Insurance Co.

Mr. Michael Goldstein, age 63, a Director of the Company since May 1999, has been Chairman of the Toys “R” Us Childrens’ Fund, a charitable foundation, since June 2001. Previously, he was Chairman of the Board of Toys “R” Us, Inc., a retail store chain, from 2000 to 1998 and was Chief Executive Officer of that company from January 2000 to September 1999 and for several years prior to 1999. Mr. Goldstein is also a director of Finlay Enterprises, Inc., 4 Kids Entertainment, Inc., Martha Stewart Living Omnimedia, Inc., Medco Health Solutions, Inc. and Pacific Sunwear of California, Inc.

Mr. Ilan Kaufthal, age 57, a Director of the Company since December 1992, has been a Vice Chairman of Bear, Stearns & Co., Inc., an investment banking firm, for five years. Previously, Mr. Kaufthal was an executive at Schroder Wertheim & Co., Incorporated, an investment banking firm, from 2000 to 1987, rising to the position of a Vice Chairman. Earlier, he was an Executive Vice President and Chief Financial Officer of NL Industries, Inc., a manufacturer of chemical products. Mr. Kaufthal is also a director of Cambrex Corporation and Russ Berrie and Company, Inc.

Mr. Vincent P. Langone, age 62, a Director of the Company since February 1994, has been the President and Chief Executive Officer of Interbuild International, Inc., a consulting and equity investment firm, since January 2002. Previously, he was Chairman of the Board and Chief Executive Officer of Formica Corporation, a manufacturer of Formica® brand laminate, from 2001 to 1998 and for several years prior to 1996. (In March 2002, Formica Corporation filed for protection under Chapter 11 of the Federal Bankruptcy Code.) He was Chairman of the Board of L&S Associates, Inc., now known as Interbuild International, Inc., from 1998 to 1995.

Richard W. Rubenstein, Esq., age 60, a Director of the Company since December 1991, has been a partner at Squire, Sanders & Dempsey, a law firm, since 1994. Previously, he was managing partner at Schwartz, Kelm, Warren & Rubenstein, a law firm.

Information Concerning the Board of Directors

The Company’s Board of Directors held five meetings in Fiscal 2004. During Fiscal 2004, all of the Directors attended 95% or more of the total number of meetings of the Board and of committees of the Board on which they served. Most meetings of the Board include an executive session composed only of independent Directors.

It is the Company’s policy to encourage Directors to attend the annual meeting of stockholders. All the Directors attended the 12th Annual Meeting of Stockholders.

Information Concerning the Audit Committee

Among other things, the Audit Committee of the Board retains the independent registered public accounting firm for the Company and oversees the audit of the Company’s annual financial statements. See, “Audit Committee Report” for the Directors who served on the Audit Committee in Fiscal 2004. The members of the Audit Committee are independent, as that term is defined in Rule 4200(a)(15) of the National Association of Securities Dealers and Rule 10A-3 (b) (1) (ii) under the Securities Exchange Act of 1934 (the “Exchange Act”). The Audit Committee held 15 meetings in Fiscal 2004. The written charter for the Audit Committee was attached as Appendix “A” to the Proxy Statement for the 2004 Annual Meeting of Stockholders and is available at www.sec.gov.

Information Concerning the Compensation Committee

Among other things, the Compensation Committee of the Board recommends officers’ cash compensation to the Board and grants employee stock options. See, “Compensation Committee Report” for the Directors who served on the Compensation Committee in Fiscal 2004. The Compensation Committee held six meetings in Fiscal 2004.

Information Concerning the Nominating Committee

Among other things, the Nominating Committee of the Board recommends to the Board a slate of suitable persons for nomination as Directors of the Company. Its members during Fiscal 2004 were Mr. Rubenstein, as Chairman of the Committee, and Messrs. Kaufthal and Langone. The Nominating Committee held three meetings in Fiscal 2004. All Committee members meet the independence standards in Rule 4200(a)(15) of The NASDAQ Stock Market. The Board’s nominees for election as Directors at the 13th Annual Meeting of Stockholders were recommended by the Nominating Committee. The charter for the Nominating Committee was attached as Appendix “B” to the Proxy Statement for the 2004 Annual Meeting of Stockholders and is available at www.sec.gov.

Director Compensation

Each Director who is not employed by the Company receives $4,000 for each Board meeting that he attends and a $2,000 quarterly retainer. In addition, during Fiscal 2004 a nonmanagement Director received $1,000 for each additional day on which he attended one or more committee meetings and an extra $1,000 if he chaired a committee meeting on that day.

After Fiscal 2004, the per diem fee for attending committee meetings and the additional fee for chairing committee meetings have been paid not only on days on which the Board did not meet but also on days on which the Board did meet.

Under stockholder approved stock option plans, each Director not employed by the Company has annually received an award of nonqualified options to purchase 5,000 shares of Common Stock exercisable at the market price on the date of grant for a term of 10 years. Each option becomes exercisable as to 20% of the shares on completion of each full year of service as a Director after the date of grant, provided, however, that each option becomes fully exercisable in the event that the Company enters into certain transactions, including certain mergers or the sale of all or substantially all of the Company’s assets, and becomes fully exercisable upon retirement from the Board in the discretion of the Compensation Committee of the Board.

In addition, in Fiscal 2004, each nonmanagement Director received an annual award under the Company’s Stock Appreciation Rights (“SAR”) Plan that provides for immediate cash payments by the Company when the Director exercises stock options granted that year and receives shares of Common Stock. The payment will be an amount equivalent to the equity in the corresponding option that is being exercised, that is, the excess of the then current market price of the shares issued over (i) the exercise price paid by the Director plus (ii) related withholding taxes, if any.

In the current fiscal year, the annual award under the SAR Plan will provide for payment of an amount equivalent to twice the equity in the corresponding option that is being exercised. Half of the payment will be due immediately and half will be deferred to comply with restrictions imposed by the American Jobs Creation Act of 2004, generally until the end of the 10-year term.

The expansion of the payment arrangements for Committee meetings and the increase in the amount of payments under future awards under the SAR Plan were recommended by the Compensation Committee and approved by the Board after the Compensation Committee reviewed a compilation and analysis of published data on compensation practices at specialty apparel retailers prepared by a nationally recognized compensation consulting firm retained by the Company.

All Directors and their immediate families are eligible to receive discounts on purchases of Company products equivalent to the discount that is available to Company associates generally.

The Company reimburses Directors for travel and lodging expenses in connection with Board and Committee meetings.

See, “Certain Transactions – Services by Director’s Firm” for fees for services rendered in Fiscal 2004 to the Company by Mr. Rubenstein’s law firm.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth, as of May 11, 2005, certain information with respect to the beneficial ownership of shares of United Retail Group, Inc. Common Stock of the Chief Executive Officer of the Company, the four most highly compensated executive officers of the Company in Fiscal 2004 other than the Chief Executive Officer (see, “Executive Compensation-Summary Compensation Table”), each Director, and all Officers and Directors as a group, and their percentage ownership. Except as noted below, each of the persons listed has sole investment and voting power with respect to the shares indicated. All information was determined in accordance with Rule 13d-3 under the Exchange Act based on information furnished by the persons listed and giving effect to stock options that will be exercisable as of July 24, 2005.

Name of Beneficial Owner or Identity of Group	Amount of Beneficial Ownership	Percent of Outstanding Shares

Mr. Raphael Benaroya(1)	2,488,802	19.0%
Mr. George R. Remeta(2)	562,039	4.4%
Kenneth P. Carroll, Esq.(3)	206,587	1.6%
Mr. Paul D. McFarren(4)	24,000	*
Mr. Jon Grossman(5)	32,000	*
Mr. Joseph A. Alutto(6)	32,090	*
Mr. Joseph Ciechanover(7)	26,970	*
Mr. Michael Goldstein(8)	17,700	*
Mr. Ilan Kaufthal(6)(9)	137,200	1.1%
Mr. Vincent P. Langone(6)(10)	55,200	*
Richard W. Rubenstein,Esq.(11)	33,400	*

All Officers and Directors as a group (22 persons)(12)	3,935,897	28.2%

__________

  Includes 467,600 shares which may be acquired by the exercise of stock options. Mr. Benaroya has the sole right to vote and dispose of the outstanding shares except that the shares are pledged to secure repayment of indebtedness in connection with a margin account at a stock broker. Excludes 54,500 shares held by a private charitable foundation, as to which he disclaims beneficial ownership.
  Includes 220,000 shares which may be acquired by the exercise of stock options.
  Includes 179,000 shares which may be acquired by the exercise of stock options.
  Consists of 24,000 shares which may be acquired by the exercise of stock options.
  Consists of 32,000 shares which may be acquired by the exercise of stock options.
  Includes 22,200 shares which may be acquired by the exercise of stock options.
  Includes 19,200 shares which may be acquired by the exercise of stock options.
  Includes 13,200 shares which may be acquired upon the exercise of stock options.
  The outstanding shares are held jointly with his wife. Excludes shares held by Bear Stearns & Co., Inc., of which Mr. Kaufthal is a Vice Chairman, and as to which he disclaims beneficial ownership, and 5,000 shares held by a private charitable foundation, as to which he disclaims beneficial ownership.
  Also includes 400 shares held by a partnership, as to which he disclaims beneficial ownership.
  Includes 33,200 shares which may be acquired by the exercise of stock options.
  Includes 1,312,300 shares which may be acquired by the exercise of stock options.

* Less than one percent.

EXECUTIVE COMPENSATION

The following table sets forth the aggregate compensation awarded to, earned by or paid to the Company’s Chief Executive Officer and each of the other four most highly compensated executive officers of the Company (1) with respect to the fiscal year indicated.

SUMMARY COMPENSATION TABLE

Annual Compensation(2)
Name and Principal Positions	Year	Salary	Bonus(3)	Long-Term Compensation Awards Securities Underlying Options(4) (numbers of shares)	All Other Compensation
Mr. Raphael Benaroya Chairman of the Board, President and Chief Executive Officer(5)	2004 2003 2002	$590,000 $590,000 $550,000	-0- -0- -0-	-0- -0- -0-	$92,000 $77,000 $65,000

Mr. George R. Remeta, Vice Chairman of the Board, Chief Administrative Officer and Director(6)	2004 2003 2002	$500,000 $485,000 $470,000	-0- -0- $10,000	-0- -0- -0-	$49,000 $44,000 $42,000

Mr. Paul McFarren, Senior Vice President- Chief Information Officer(7)	2004 2003 2002	$300,000 $290,000 $270,000	$20,000 $12,000 $37,000	-0- 15,000 -0-	$54,000 $51,000 $25,000

Kenneth P. Carroll, Esq., Senior Vice President- General Counsel(8)	2004 2003 2002	$298,000 $289,000 $280,000	$10,000 -0- $10,000	-0- 30,000 -0-	$45,000 $22,000 $22,000

Mr. Jon Grossman, Vice President-Finance(9)	2004 2003 2002	$181,000 $177,000 $170,000	$10,000 $8,000 $17,000	-0- 5,000 -0-	$15,000 $150,000 $13,000

__________
Footnotes on following page.

  Certain executive officers of subsidiaries of the Company are more highly compensated than certain of the most highly compensated officers of the Company.
  The amounts shown are rounded and include deferred compensation but do not include the value of perquisites and other personal benefits and premiums paid by the Company for supplemental disability insurance coverage, the value of all of which for each named officer did not exceed the lesser of $50,000 or 10% of the aggregate salary and bonus compensation for such officer. Perquisites for Messrs. Benaroya, Remeta and Carroll included exclusive use of a Company car for both business and personal purposes.
  The amounts shown are rounded and include payments as a bonus in a subsequent year for services rendered in the year indicated.
  The Company had no long-term compensation plans for its executive officers other than stockholder approved plans which provided for options to purchase shares of Common Stock at the current market price per share of Common Stock on the date of grant by the Compensation Committee of the Board.
  The Salary is the amounts drawn and deferred. An additional amount otherwise payable under the Employment Agreement between Mr. Benaroya and the Company was waived by him voluntarily. See, “Employment Agreements.” All Other Compensation in 2004 includes (i) total Company contributions of approximately $53,000 to Mr. Benaroya's accounts under the Retirement Savings Plan (“RSP”) and Supplemental Retirement Savings Plan (“SRSP”) (see, “Retirement Savings Plans”), (ii) approximately $25,000 premiums paid by the Company for supplemental term life insurance, (iii) an income tax “gross up” of approximately $11,000 to neutralize the tax effect of premiums paid by the Company for supplemental disability insurance coverage and (iv) an allowance for business use of a personal cell phone of approximately $3,000.
  All Other Compensation in 2004 includes (i) total Company contributions of approximately $38,000 to Mr. Remeta's accounts under the RSP and SRSP, (ii) approximately $7,000 premiums paid by the Company for supplemental term life insurance, (iii) an income tax “gross up” of approximately $4,000 and (iv) an allowance of approximately $1,000 for business use of a personal cell phone.
  The options are incentive stock options exercisable at prices ranging from $2.25 to $3.45 for a term of 10 years with five year vesting. Vesting of options is subject to acceleration in accordance with the provisions of the pertinent Stock Option Plan. All Other Compensation in 2004 consists of (i) approximately $38,000 as a retention payment on the anniversary of the date of hire, (ii) a car allowance of approximately $9,000, (iii) Company contributions of approximately $5,000 to Mr. McFarren's accounts under the RSP and SRSP, (iv) an income tax “gross up” of approximately $1,000 and (v) an allowance of approximately $1,000 for business use of a personal cell phone.
  The options are incentive stock options exercisable at a price of $1.80 for a term of 10 years with five year vesting. Vesting of options is subject to acceleration in accordance with the provisions of the pertinent Stock Option Plan and the Employment Agreement between the Company and Mr. Carroll. All Other Compensation in 2004 consists of (i) Company contributions of approximately $22,000 to Mr. Carroll's accounts under the RSP and SRSP, (ii) a distribution of approximately $21,000 from the SRSP, representing investment income earned since 1993 on Company contributions (the Company contributions themselves having already been reported as compensation in the years when they were made), (iii) an income tax “gross up” of approximately $1,000 and (iv) an allowance of approximately $1,000 for business use of a personal cell phone.
  The options are incentive stock options exercisable at a price of $2.25 for a term of 10 years with five year vesting. Vesting of options is subject to acceleration in accordance with the provisions of the pertinent Stock Option Plan. All Other Compensation in 2004 consists of (i) Company contributions of approximately $14,000 to Mr. Grossman's accounts under the RSP and SRSP, (ii) an income tax “gross up” of approximately $1,000 and (iii) an allowance of approximately $1,000 for business use of a personal cell phone.

Employment Agreements

The Company has Employment Agreements with Messrs. Benaroya, Remeta and Carroll, dated as of September 3, 2004 and with five year terms. See, “Report of Compensation Committee.” Under the Employment Agreements, annual base salaries for Fiscal 2005 are approximately $711,000 for Mr. Benaroya, $519,000 for Mr. Remeta and $309,000 for Mr. Carroll. (However, after Fiscal 2002, Mr. Benaroya has drawn or deferred salary at a total annual rate of only $590,000, while reserving the right to increase his salary prospectively to the base salary payable under the terms of his Employment Agreement.) Under the Employment Agreements, annual base salaries are adjusted for inflation. (Mr. Benaroya waived payment of a total of approximately $506,000 due him under contractual terms in recent years.) Base salaries may be increased further by the Compensation Committee of the Board of Directors. The Agreements also provide for the award of semi-annual bonuses (“Incentive Compensation Bonuses”) with respect to each Spring season and each Fall season based on meeting or exceeding seasonal earnings targets. The potential Incentive Compensation Bonus ranges from nothing to a specified maximum percentage of the officer’s base salary. The potential bonus ranges up to 120% of seasonal base salary for Mr. Benaroya, up to 100% for Mr. Remeta and up to 80% for Mr. Carroll.

If the Company terminates the employment of Mr. Benaroya, Mr. Remeta or Mr. Carroll without cause (as defined in his Employment Agreement) before the end of the contractual term, the Company must: (a) pay him severance pay in addition to accrued salary and benefits, (b) continue insurance benefits for the remainder of the original contract term, that is, until September 3, 2009, and (c) provide exclusive use of a Company car for three years after termination without cause occurs.

Severance pay for Mr. Benaroya is (x) an amount equal to three times the sum of (i) then current contractual annual base salary, whether or not a lesser amount is being drawn and deferred, plus (ii) 60% of annual base salary plus (iii) $20,000, (y) a pro-rata Incentive Compensation Bonus for the season in which termination occurs and (z) a tax gross-up (“Excise Tax Gross-Up”) which reimburses him for any federal excise taxes owed to the extent that Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), applies to the payments. Severance pay for Mr. Remeta is (x) an amount equal to three times the sum of (i) annual base salary plus (ii) 50% of annual base salary plus (iii) $4,000, (y) a pro-rata Incentive Compensation Bonus for the season in which termination occurs and (z) an Excise Tax Gross-Up. Severance pay for Mr. Carroll is (x) an amount equal to three times the sum of (i) annual base salary plus (ii) 40% of annual base salary, (y) a pro-rata Incentive Compensation Bonus for the season in which termination occurs and (z) an Excise Tax Gross-Up.

If Mr. Benaroya, Mr. Remeta or Mr. Carroll resigns his employment within 10 business days after first receiving notice of change of control (as defined in his Employment Agreement) of the Company, the Company must: (a) pay him, in addition to accrued salary and benefits, (i) an amount equal to three times the sum of (1) the then current contractual annual base salary plus (2) $20,000 in the case of Mr. Benaroya and $4,000 in the case of Mr. Remeta, (ii) a pro-rata Incentive Compensation Bonus for the season in which resignation occurs and (iii) an Excise Tax Gross-Up, (b) continue insurance benefits for the remainder of the original contract term, that is, until September 3, 2009, and (c) provide exclusive use of a Company car for three years after such resignation occurs.

The Employment Agreements also contain covenants not to compete during employment or afterwards for a stated period. The officers are expressly under no obligation to seek other employment during the noncompetition period, and there would be no offset against any amounts due to them on account of any subsequent permitted employment. The officers are also obligated not to disclose confidential information at any time during or after employment.

The Employment Agreements were filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the period ended July 31, 2004 and are available at www.sec.gov.

Retirement Savings Plans

The Company has a profit-sharing plan qualified under the Code, the Retirement Savings Plan (the “RSP”), in which all employees who have completed one year of service are eligible to participate. Each participant is entitled to direct that a contribution of 1%, 2% or 3% of his compensation be made under the RSP as a basic contribution that reduces his compensation under the Code. (For Mr. Benaroya, the percentage is applied to his contractual rate of base salary, regardless of whether he draws or defers a lesser amount.) For each participant who makes a basic contribution, the Company makes a matching cash contribution equal to one-half of the basic contribution or such greater or lesser amount as the Company may determine in its sole discretion, provided, however, that in no event shall the matching contribution for a participant exceed certain maximum limits imposed by governmental regulations applicable to qualified plans. All contributions made by the Company are for the exclusive benefit of participants and vest incrementally after specified years of service with the Company.

The Company also has a nonqualified supplemental retirement plan (the “SRSP”). Under the SRSP the Company makes cash contributions to a separate trust fund equal to the amount of contributions that it otherwise would have made pursuant to the terms of the RSP but which were disallowed by governmental regulations limiting contributions to qualified plans. The Company also makes cash retirement contributions to the trust fund under the SRSP equal to 6% of each participant’s salary (the contractual annual base pay in the case of participants with an employment contract) and bonus, provided, however, that the Company may contribute a greater or lesser amount in its sole discretion and provided, further, that retirement contributions to the SRSP are limited to employees who earn $100,000 per annum or more and who were employed by the Company before 1993. Messrs. Benaroya, Remeta, Carroll and Grossman are the beneficiaries of retirement contributions under the SRSP. See, the pertinent footnotes to the “Summary Compensation Table.”

OPTION GRANTS IN LAST FISCAL YEAR

No stock options were granted in Fiscal 2004 to the Company’s Chief Executive Officer and the four other most highly compensated executive officers of the Company.

_________________

The following table sets forth information with respect to option exercises and total options held by the Company’s Chief Executive Officer and the four other most highly compensated executive officers of the Company. All the options were either granted pursuant to stockholder approved stock option plans or individually ratified by vote of the stockholders.

AGGREGATED OPTION EXERCISES IN FISCAL 2004
AND FISCAL 2004 YEAR END OPTION VALUES

			Number of Securities Underlying Unexercised Options At Fiscal 2004 Year End		Value of Unexercised In-The-Money Options At Fiscal 2004 Year End(1)
Name	Shares Acquired On Exercise	Value Realized	Exercisable	Non-Exercisable	Exercisable	Non-Exercisable
Raphael Benaroya	-0-	-0-	452,172	74,300	-0-	-0-
George R. Remeta	-0-	-0-	220,000	40,000	-0-	-0-
Paul D. McFarren	-0-	-0-	23,000	17,000	$5,640	$22,560
Kenneth P. Carroll	-0-	-0-	162,500	42,500	$44,880	$75,120
Jon Grossman	-0-	-0-	30,000	5,000	$20,105	$10,720

__________
(1)   Fair market value of the Common Stock at Fiscal 2004 year end was $4.93 per share.

COMPENSATION COMMITTEE REPORT

To the stockholders:

Compensation Program Objective

The principal objective of the Company’s Fiscal 2004 executive compensation program was to motivate officers and other senior managers to maximize the Company’s consolidated annual operating results and to position the business for the long term and thereby to increase stockholder returns. The program was intended to be competitive and thereby to encourage associates to remain in the Company’s employ. Further, while the program was designed to be equitable, it also permitted recognition of extraordinary individual business initiatives and contributions to the business. (Prior to Fiscal 2004, long term incentives had been provided to the Company’s officers in the form of stock option grants that remain outstanding.)

The principal components of the executive compensation program for Fiscal 2004 were:

  competitive base salary with merit increases for certain associates for achieving operational improvements and completing projects of a short or long term nature formula-based cash bonus grants (the “Incentive Compensation Program”) for achieving a pre-determined seasonal (six-month) target for operating results, either for the participant's business segment or for the Company on a consolidated basis, depending on the scope of the participant's responsibilities (based upon the extent to which the pre-established financial goals are achieved, the amount of performance-based incentive compensation earned can range from zero to a maximum payout, determined on a case by case basis by the Committee, ranging from 40% to 120% of seasonal base salary for officers)
  cash bonus grants (which are set off against any Incentive Compensation received and are thus referred to as the “Tandem Bonus Program”) to officers in support functions, such as MIS, logistics and finance, for achieving designated operational improvements and completing assigned special projects in the participant's area of responsibility, provided that the Company's Chief Executive Officer may withhold payment of awards in the event of an annual operating loss; the Company's Chief Executive Officer and Chief Administrative Officer are not eligible to participate in this program individual merit bonus grants to selected officers for extraordinary individual accomplishments; the Company's Chief Executive Officer and Chief Administrative Officer are not eligible to participate in this program stock options exercisable at fair market value on the date action was taken by the Committee to award them and vesting in equal installments over five years of employment (see, “Aggregate Option Exercises in Fiscal 2004 and Fiscal 2004 Year End Option Values”)
  matching retirement savings contributions by the Company to the Retirement Savings Plan and Supplemental Retirement Savings Plan with a maximum of 1.5% of combined base salary and cash bonus; plus Company retirement savings contributions generally equal to 6% of combined base salary and cash bonus for the benefit of certain long serving officers (see, “Executive Compensation - Retirement Savings Plans”).

Of the principal compensation components listed above, the Incentive Compensation grants and the matching retirement savings contributions by the Company associated with them were tied to the Company’s semi-annual financial performance, while the stock option grants provide a benefit tied to the long term returns realized by the Company’s stockholders.

Group benefits and other perquisites are made available to all officers in consideration of competitive factors. Supplemental disability benefits are an officer perquisite and the Company provides an income tax “gross-up” to neutralize the tax effect of the added disability benefits. Also, in order to remain competitive, the Company gives certain officers either exclusive use of a Company car or allowances for leasing and insuring a vehicle of their own, in either case for both business and personal purposes.

The Internal Revenue Code limits the allowable tax deduction that may be taken by the Company for compensation paid to the Chief Executive Officer and the other officers named in “Executive Compensation-Summary Compensation Table.” None of the compensation paid to the Chief Executive Officer or the other named officers in Fiscal 2004 was affected by these provisions of the Code.

Committee Activities in Fiscal 2004

The Committee’s principal activities in Fiscal 2004 were as follows.

Competitive Base Salary

The Committee unanimously recommended and the Board approved the base salary for each officer of the Company or one of its subsidiaries. The Committee determined with input from the Company’s Chief Executive Officer that (i) base salaries were not over competitive levels, (ii) for most officers either no adjustment was necessary or only an increase up to a 3.1% cost of living adjustment was needed and (iii) in a few selected cases (see, “Executive Compensation-Summary Compensation Table”), modest increases in base salary over the cost of living adjustment were appropriate.

Incentive Compensation Program

With input from the Company’s Chief Executive Officer, the Committee unanimously recommended and the Board approved semi-annual targets for operating results with respect to Fiscal 2004 for (i) the Company’s core retail store business, (ii) the Company’s Internet site at www.avenue.com and (iii) the Company on a consolidated basis, respectively. The targets for the core business and for the Company on a consolidated basis were not achieved. Therefore, the only payment made under the program was to the officer in charge of the Internet site, which achieved its targets.

Tandem Bonus Program

The Committee provided that payments to officers in support functions under the tandem bonus program for achieving designated operational improvements and completing assigned special projects could be withheld from the officers by the Company’s Chief Executive Officer in his discretion in the event that the Company incurred an operating loss for Fiscal 2004. An operating loss having been incurred, the Chief Executive Officer withheld the payments.

Individual Merit Bonuses

With input from the Company’s Chief Executive Officer, the Committee unanimously recommended and the Board approved discretionary bonuses ranging from $7,500 to $20,000 each to a minority of the officers, including Messrs. McFarren, Carroll and Grossman (see, “Executive Compensation-Summary Compensation Table”), for individual accomplishments during Fiscal 2004 of exceptional importance to the business.

Stock Options

The Committee did not grant any stock option to an officer in Fiscal 2004 except as part of hiring packages for new officers.

Severance Pay Agreements

The Committee unanimously recommended and the Board authorized Severance Pay Agreements between the Company and each officer who is not a party to an employment agreement with the Company. The Severance Pay Agreements provide for severance pay in the event of termination of employment without cause by the Company ranging from 26 to 45 weeks’ base salary, depending on length of service. The form of contract has been filed with the Commission as Exhibit No. 10.4 to the Company’s Quarterly Report on Form 10-Q for the period ended July 31, 2004 and is available at www.sec.gov. The Committee believes that severance pay on the terms provided in the Severance Pay Agreements is equitable and that the availability of severance pay will reduce staff turnover in the event that a corporate transaction is proposed that would result in a change of control of the Company.

CEO Compensation

In August and September 2004, the Committee negotiated an amendment and restatement of the Employment Agreement between the Company and Raphael Benaroya, the Company’s Chairman, Chief Executive Officer and President (the “Benaroya Employment Agreement”). Among other things, the restatement extended the contract term from the period ending July 30,2008 under the former agreement to the period ending September 3, 2009 under the restated Benaroya Employment Agreement. See, “Executive Compensation – Employment Agreements.” (Amendments and restatements of Employment Agreements with George R. Remeta, the Company’s Vice Chairman and Chief Administrative Officer, and Kenneth P. Carroll, the Company’s Senior Vice President – General Counsel and Secretary, were also negotiated by the Compensation Committee at the same time.)

The Committee retained and was advised in the negotiations by independent legal counsel experienced in executive compensation matters.

In order to assess the general competitiveness of Mr. Benaroya’s then current compensation structure and employment contract terms, the Compensation Committee reviewed (i) a compilation and analysis of published data on chief executive officer compensation practices at specialty apparel retailers prepared by a nationally recognized compensation consulting firm (the “Consulting Firm”) retained by the Company and (ii) a comparative report of the Consulting Firm on CEO contract provisions at such companies.

In its deliberations, the Committee considered the Company’s financial performance, including its financial performance in (i) Fiscal 2002 and Fiscal 2003 (see, the financial statements appearing in Part II, Item 8, of the Company’s Annual Report on Form 10-K in the Annual Report to Stockholders that accompanies this Proxy Statement) and (ii) the 12 months ended July 31, 2004 compared with the previous 12-month period. With regard to that 12-month comparison, the Committee noted that the Company’s operating loss was smaller in every fiscal quarter than in the previous comparable quarter.

From a qualitative standpoint, the Committee assessed the strategic and operational contributions that Mr. Benaroya made as the Company’s Chief Executive Officer during (i) the time it has been an independent entity (it was formerly a division of Limited Brands, Inc.) in general and (ii) the 12 months ended July 31, 2004 in particular. The Committee concluded that Mr. Benaroya had made significant progress during that year in implementing a strategic plan to reposition the Company’s product offering and restore the Company to profitability. (This plan has four principal components: (i) to improve the design of the Company’s merchandise and thereby differentiate it from competitors’ merchandise, (ii) to market more items together as coordinated outfits rather than separately as individual garments, (iii) to put more emphasis on fashionable merchandise and less on basic items, and (iv) to raise the level of merchandise presentation in the store to make shopping easier and to encourage outfit buying.) The Committee also noted that Mr. Benaroya had repositioned the Company’s product offering successfully earlier in its history.

In discussions in executive sessions in the absence of management personnel, the Committee determined that Mr. Benaroya’s contractual base salary and Incentive Compensation were competitive and that no adjustment in these arrangements was necessary. (In fact, Mr. Benaroya has been drawing and deferring base salary at a rate less than that provided in his contract; see, “Executive Compensation-Employment Agreements”.) Further, the Committee determined that it would benefit the Company and serve the best interests of its stockholders to ensure Mr. Benaroya’s continued availability to serve as Chief Executive Officer for five more years to give the Company strategic direction in general and to complete the full implementation of the product repositioning strategy in particular. Accordingly, the Committee unanimously recommended and the Board in executive session unanimously approved an amendment and restatement of the Benaroya Employment Agreement to (i) have Mr. Benaroya continue to lead the Company for a longer time, that is, for a term ending on September 3, 2009 and (ii) continue the previous arrangements that make most of his maximum cash earnings potential dependent on achieving targeted improvements in the Company’s consolidated operating income (loss) to be recommended to the Board each six months by the Committee under the Incentive Compensation program.

Relationship of Officer Compensation to Company Financial Performance

A significant portion of the maximum cash earnings potential of each officer of the Company and its subsidiaries depends on achieving targeted operating results. The targets are either for the participant’s area of responsibility or for the Company on a consolidated basis, depending on the participant’s scope of responsibilities. These targets are recommended to the Board every six months by the Committee under the Incentive Compensation program. Of all the officers, Mr. Benaroya has the highest proportion of potential cash compensation and retirement plan contributions by the Company, 55%, contingent on consolidated operating results.

The equity-based compensation of officers is composed of stock options exercisable at fair market value on the date action was taken by the Committee to award them. Optionholders can benefit only if the market price of Company stock rises.

Dated: May 25, 2005	Respectfully Submitted, COMPENSATION COMMITTEE Joseph Ciechanover, Chairman Michael Goldstein Vincent P. Langone

STOCKHOLDER RETURN GRAPH

The following graph shows the change at January 31, 2005 in the value of $100 invested in Common Stock of the Company on January 31, 2000 compared with the changes since then in the Standard & Poor’s 500 Composite Stock Index, which includes companies that sell products other than women’s apparel, and the Standard & Poor’s Retail Specialty Apparel Stock Index and a peer group index composed of Ann Taylor Stores Corp., The Cato Corporation, Charming Shoppes Inc. and Dress Barn Inc.

	1/00	1/01	1/02	1/03	1/04	1/05
United Retail Group, Inc.	100.0	70.89	71.39	28.56	28.96	50.53
S & P 500	100.0	99.10	83.10	63.97	86.09	91.45
S & P RETAIL (SPECIALTY APPAREL)	100.0	93.35	65.91	58.30	76.69	92.83
PEER GROUP CUMULATIVE TOTAL RETURN WEIGHTED AVERAGE BY MARKET VALUE	100.0	136.80	147.39	111.13	187.97	200.34

*$100 invested on 1/31/00 in stock or index-including reinvestment of dividends. Fiscal year ending January 31.

Copyright © 2005, Standard &Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P.htm

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of shares of Common Stock of the Company by persons known by the Company to be the beneficial owners of more than 5% of the outstanding shares. All information was determined in accordance with Rule 13d-3 under the Exchange Act based on information in filings by the persons listed with the Securities and Exchange Commission on or before May 11, 2005. The percentage of outstanding shares is calculated as of May 11, 2005.

Name and Address of Beneficial Owner	Amount of Beneficial Ownership	Percent of Outstanding Shares

Mr. Raphael Benaroya(1) c/o United Retail Group, Inc. 365 West Passaic Street Rochelle Park, New Jersey 07662	2,488,802	19.0%

North Run Capital, LP One International Place, Suite 2401 Boston, Massachusetts 02110	1,247,198	9.8%

Dimensional Fund Advisors, Inc.(2) 1299 Ocean Avenue Santa Monica, California 90401	896,873	7.1%

TCW Business Unit(3) 865 South Figueroa Street Los Angeles, California 90017	685,772	5.4%

Integrity Brands, Inc.(3) 258 Harvard Street, #313 Cambridge, Massachusetts 02446	678,585	5.4%

__________

  Includes 467,600 shares which may be acquired by the exercise of stock options by July 24, 2005 at prices ranging from $6.32 to $10.34 per share. Mr. Benaroya has the sole right to vote and dispose of the outstanding shares, except that the shares are pledged to secure repayment of margin loans from a stock broker. Excludes 54,500 shares held by a private charitable foundation, as to which he disclaims beneficial ownership.
  An investment adviser with the sole right to vote and dispose of these shares.
  The beneficial owner has shared power to vote and dispose of these shares.

AUDIT COMMITTEE REPORT

To the stockholders:

Pursuant to the provisions of its Restated Charter (the “Charter,” which appeared as appendix “A” to the Company’s proxy statement for the 2004 Annual Meeting of Stockholders), the Audit Committee of the Board (the “Committee”) took the following actions, among others, with respect to fiscal 2004:

  The Committee reviewed the Company's audited consolidated financial statements and discussed them with management, who represented that they were prepared in accordance with generally accepted accounting principles.
  The Committee discussed with the Company's independent registered public accounting firm the matters required to be discussed by Statement of Auditing Standards No. 61 (Communication With Audit Committees) (Codification of Statements on Auditing Standards, AU 380).
  The Committee received the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) from the independent registered public accounting firm. The Audit Committee discussed their independence with the independent registered public accounting firm and considered the compatibility of their independence with the fees for non-audit services that they performed for the Company. See, "Independent Registered Public Accounting Firm - Tax Fees; All Other Fees." (In this connection, all engagements with the independent registered public accounting firm to render non-audit services were entered into pursuant to detailed pre-approved policies and procedures established by the Committee and the Committee is informed of all services performed by the independent registered public accounting firm.)

Based on the foregoing financial statement review, management representation, auditor disclosures, discussions and consideration, and subject to the limitations of the Committee’s role and responsibilities referred to in the Charter, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K that has been filed with the Securities and Exchange Commission and included as part of the Company’s Annual Report to Stockholders.

Dated: May 25, 2005	Respectfully Submitted, AUDIT COMMITTEE Joseph A. Alutto, Chairman Joseph Ciechanover Michael Goldstein

The information in the above Audit Committee Report shall not be deemed to be “soliciting material,” or to be “filed” with the Commission or subject to Regulation 14A or to the liabilities of Section 18 of the Exchange Act.

CERTAIN TRANSACTIONS

Stockholders’ Agreement

The Company is required to bear the expenses of registering shares of Common Stock under the Securities Act of 1933 (the “Securities Act”) as follows. Raphael Benaroya, the Chairman of the Board, President and Chief Executive Officer of the Company, and the Company are among the parties to the Restated Stockholders’ Agreement, dated December 23, 1992 (as amended, the “Stockholders’ Agreement”). Pursuant to the Stockholders’ Agreement, Mr. Benaroya has the right (“Demand Registration Right”) to require the Company to prepare and file a registration statement under the Securities Act with respect to an offering of not more than 2,687,500 shares of Common Stock. Further, in the event that the Company proposes to register any of its securities under the Securities Act for its own account (subject to certain exceptions), or pursuant to the exercise of the Demand Registration Right, the other parties to the Stockholders’ Agreement, including George R. Remeta, the Vice Chairman and Chief Administrative Officer of the Company, and certain other stockholders, are entitled to include shares in such registration, subject to the right of the underwriters of any such offering to limit the number of shares included in such registration.

Services By Director’s Firm

Squire, Sanders & Dempsey (“SS&D”), of which Richard W. Rubenstein, a Director of the Company, is a partner, has rendered legal services to the Company for several years. Fees paid, including those in Fiscal 2004, were less than $60,000 per annum.

Executive Compensation

Certain officers of the Company and its subsidiaries, respectively, received cash compensation in excess of $60,000 each for services rendered in Fiscal 2004 and are budgeted to receive cash compensation in excess of $60,000 each for services in Fiscal 2005. However, except for certain of the most highly compensated officers of the Company (see, “Executive Compensation – Summary Compensation Table”), management does not consider compensation paid to any associate to be material.

Certain Relationships

The Company has employed two members of the family of Raphael Benaroya, the Company’s Chairman of the Board, President and Chief Executive Officer, namely, Jacob Benaroya, his father, and Shirley Benaroya, his daughter. In Fiscal 2004, his base salary was approximately $30,000. Her compensation in Fiscal 2004 was a base salary of approximately $90,000, a bonus of approximately $11,000 in accordance with the Company’s incentive compensation program formula and an incentive stock option to purchase 3,000 shares of Company stock at an exercise price of $2.99 for a term of 10 years with five year vesting that was awarded by the Compensation Committee of the Board. In Fiscal 2005, his base salary has been the same and her base salary has been approximately $94,000 per annum. Management believes that the terms of their employment are not more favorable to them than the terms that would have been available to them from an employer unaffiliated with Raphael Benaroya.

The Audit Committee reviewed the compensation arrangements with Jacob Benaroya and Shirley Benaroya in executive session.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Replacement of Independent Registered Public Accounting Firm

(a)     Previous Independent Registered Public Accounting Firm.

  On May 2, 2005, the Company dismissed PricewaterhouseCoopers LLP ("PwC") as its independent registered public accounting firm. The Company's Audit Committee participated in and approved the decision to change independent registered public accounting firms.
  The reports of PwC on the Company's financial statements for Fiscal 2004 and Fiscal 2003 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.
  During the two most recent fiscal years and through May 2, 2005, there have been no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused them to make reference thereto in their reports on the financial statements for such years.
  During the two most recent fiscal years and through May 2, 2005, there have been no reportable events (as defined in Regulation S-K Item 304 (a)(1)(v) and referred to herein as "Reportable Events"), except as follows.

As disclosed in the Company’s Quarterly Report on Form 10-Q for the third quarter of Fiscal 2004, in December 2004 the Company re-evaluated the manner in which it accounted for construction allowances and other concessions from landlords of retail stores leased by the Company (“Construction Allowances”) on its balance sheets and statements of cash flows. The Company’s accounting for Construction Allowances had been to amortize such costs over the minimum lease term on a straight line basis, as part of buying and occupancy costs in its statements of operations, which conformed with generally accepted accounting principles. However, in its detailed accounts, the Company historically had followed the practice of recording this amortization as a reduction of depreciation expense, rather than rent expense. Additionally, on the Company’s balance sheets, the unamortized portion of Construction Allowances had been netted against fixed assets and not presented as a deferred credit. Further, the Company’s statements of cash flows had reflected Construction Allowances received as a reduction of capital expenditures (within “investing” cash flows) rather than as an operating lease activity (within “operating” cash flows). Such presentations were not in conformity with generally accepted accounting principles.

In order to correct its accounting, the Company filed with the Commission amendments to its Annual Report on Form 10-K for Fiscal 2003 and its Quarterly Reports on Form 10-Q for the first and second quarters of Fiscal 2004 to restate its balance sheets and statements of cash flows and revise its financial statement footnotes and other disclosures. In the restatements, among other things, the Company established a deferred credit on the balance sheets for the unamortized portion of Construction Allowances, rather than netting these amounts against fixed assets, and presented Construction Allowances received within operating activities in its statements of cash flows. (More detailed information about the restatements is contained in the Company’s Annual Report on Form 10-K/A for Fiscal 2003.)

At January 29, 2005,the Company’s staffing and technical accounting expertise and related processes in its financial reporting function were not fully in place to render remote the likelihood of a material misstatement in the financial statements. This inadequacy was a control deficiency that resulted in the Company’s inability to properly reflect certain items in its financial statements, including Construction Allowances. As a result, the Company restated its Fiscal 2003, 2002 and 2001 financial statements and certain Fiscal 2004 and 2003 interim financial statements, as noted in the preceding paragraph. In addition, the control deficiency resulted in an audit adjustment to the draft Fiscal 2004 financial statements to correct a misstatement of liabilities for income tax exposures and of provision for (benefit from) income taxes in regard to tax matters that had been settled. (More detailed information about liabilities for income tax exposures and provision for (benefit from) income taxes is contained in the Company’s Annual Report on Form 10-K for Fiscal 2004.) Management concluded that this control deficiency was a material weakness at January 29, 2005 and advised the Audit Committee to that effect. Because of this, the Company performed additional procedures to ensure that the financial statements at and for the year ended January 29, 2005 were fairly presented in all material respects in accordance with generally accepted accounting principles.

Also, in connection with the audit of the Company’s financial statements for Fiscal 2004, PwC communicated to the Company in December 2004, and to the Audit Committee in a letter, dated April 22, 2005, that:

“we considered the above to be indicative of a material weakness, as controls were not in place to reduce to a relatively low level the risk that misstatement in amounts that would be material in relation to the financial statements may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions . . .. Based on our observations of the control deficiencies noted above, we consider that the Company’s staffing and technical accounting expertise in its financial reporting function was not adequate to permit the Company to prepare consolidated financial statements in conformity with generally accepted accounting principles and that this could result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected by the Company’s internal control .. . . The Company should continue to strengthen procedures to evaluate and monitor its ongoing compliance with all generally accepted accounting principles, and address all changes that impact accounting and reporting matters. The Company should ensure that it has sufficient staffing in its financial reporting function, with appropriate technical qualifications and tasked with ensuring ongoing compliance with relevant accounting and financial reporting requirements.”

Beginning in January 2005, the Company started to implement measures to correct the material weakness described above. Steps taken to date include the following:

  the Company retained an experienced accounting consultant to (x) provide advice on current accounting developments, new accounting pronouncements and emerging accounting issues on a regular basis, (y) review and comment on a preliminary draft of each of the Company's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q and (z) provide advice on technical accounting matters on request;
  the Company implemented a process for a regular internal review and discussion by senior Finance Department personnel of emerging accounting issues and new accounting pronouncements;
  the Company subscribed to a professional service that provides complete analysis on emerging accounting issues and new accounting pronouncements; and
  the Company implemented a process for regularly completing a comprehensive regulatory disclosure checklist.

After taking into consideration the corrective measures implemented to date in monitoring the application of generally accepted accounting principles, management believes that proper corrective actions have been put in place to remedy the material weakness discussed above. In its Quarterly Report on Form 10-Q for the first quarter of Fiscal 2005, the Company will evaluate the implementation of these corrective actions and decide whether a material weakness continued to exist as of the end of the first quarter and whether its disclosure controls and procedures were effective as of that date.

The Company asked PwC to furnish it with a letter addressed to the Commission stating whether PwC agreed with the above statements. A copy of PwC’s letter, dated May 6, 2005, has been filed as the exhibit to the Company’s Current Report on Form 8-K filed with the Commission on May 6, 2005.

(b)     Successor Independent Registered Public Accounting Firm.

The Company’s Audit Committee participated in and approved a decision to engage Eisner LLP as its independent registered public accounting firm on May 2, 2005. During the two most recent fiscal years and through May 2, 2005, the Company did not consult with Eisner LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements (and neither a written report nor oral advice was provided to the Company by Eisner, LLP) or (ii) any Reportable Event.

Representatives of PwC and Eisner are expected to be present at the 13th Annual Meeting of Stockholders, to respond to appropriate questions and to make statements if they so desire.

Authorization of Auditors’ Fees

The Audit Committee follows a process of approving in advance (i) audit services, (ii) the scope of each category of non-audit services by the audit firm, and (iii) a budget for such services. Fees over budget must be approved by the Chair of the Committee.

Audit Fees

Aggregate fees and expenses for professional services rendered by PwC in connection with (i) the audit of the Company’s consolidated financial statements and (ii) the review of the Company’s unaudited condensed consolidated interim financial statements were approximately $429,000 with respect to Fiscal 2004 and approximately $265,000 with respect to Fiscal 2003. In addition, fees and expenses of approximately $316,000 were incurred in Fiscal 2004 with respect to the restatement of prior period balance sheets and statements of cash flows and related matters.

Audit Related Fees

Aggregate fees and expenses for advisory services rendered by PwC in connection with Section 404 of the Sarbanes-Oxley Act of 2002 were approximately $22,000 with respect to Fiscal 2004.

Tax Fees

Aggregate fees and expenses for tax related services by PwC, principally in connection with federal and state income tax returns and audits, were approximately $94,000 with respect to Fiscal 2004 and approximately $153,000 with respect to Fiscal 2003.

Other Fees

In addition to the fees described above, aggregate fees and expenses paid to PwC for consulting services and a subscription to an online research database were approximately $80,000 with respect to Fiscal 2004 and approximately $9,000 with respect to Fiscal 2003. The fiscal 2004 amount was principally for assistance in compliance with abandoned and unclaimed property escheat laws. The fiscal 2003 amount related principally to a review of the accounts payable process.

OTHER MATTERS

The Board of Directors knows of no other matters to be brought before the 13th Annual Meeting of Stockholders. However, if other matters should come before the meeting, it is the intention of each of the persons named in the proxy to vote in accordance with his judgment on such matters.

STOCKHOLDER PROPOSALS, NOMINATIONS AND OTHER COMMUNICATIONS

Stockholder Proposals

If a stockholder would like to include a proposal in the Company’s Proxy Statement and form of proxy for the 2006 Annual Meeting of Stockholders, it must be delivered to, or mailed and received by, the Company’s Corporate Secretary no later than January 26, 2006. Proposals must be addressed to the Corporate Secretary at United Retail Group, Inc., 365 West Passaic Street, Rochelle Park, New Jersey 07662.

The Company’s Amended and Restated Bylaws provide that in order for a stockholder to bring business before an Annual Meeting (other than a proposal submitted for inclusion in the Company’s proxy materials), written notice to the Company’s Corporate Secretary must be delivered or mailed and received not less than 90 days prior to the first anniversary of the date of the immediately preceding Annual Meeting of Stockholders. The notice must contain information required by the then current Bylaws, including, among other things, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the Annual Meeting, the name and address of the stockholder proposing the business, the number of shares of the Company’s stock owned beneficially or of record by the stockholder, any material interest of the stockholder in the business proposed, and other information required to be provided by the stockholder pursuant to the proxy rules of the Commission. If a stockholder fails to submit the notice in time, then the proposed business will not be considered at the 2006 Annual Meeting. Additionally, in accordance with Rule 14a-4(c)(1) under the Exchange Act, management proxyholders intend to use their discretionary voting authority with respect to any stockholder proposal raised at the 2006 Annual Meeting as to which the proponent fails to notify the Company on time. Notifications must be addressed to the Corporate Secretary at United Retail Group, Inc., 365 West Passaic Street, Rochelle Park, New Jersey 07662. A copy of the full text of the Bylaw provisions relating to the advance notice procedure may be obtained by writing to the Corporate Secretary at that address.

Nominations for Election as Directors

Any nominations for election as Directors of the Company that a stockholder intends to present at the 2006 Annual Meeting of Stockholders must be received in proper form by the Corporate Secretary of the Company at the principal executive offices of the Company not less than 90 days prior to the first anniversary of the date of the immediately preceding Annual Meeting of Stockholders. Otherwise, they will be omitted by the Company from the proxy statement and form of proxy relating to that meeting and may not properly be brought before the meeting.

Recommendations to Nominating Committee

The Nominating Committee’s review process for candidates for nomination commences at the beginning of December each year. A stockholder wishing to submit the name of one or more candidates for consideration by the Committee should do so by letter to the Committee in care of the Company’s Corporate Secretary addressed to United Retail Group, Inc., 365 West Passaic Street, Rochelle Park, New Jersey 07662 and delivered, or mailed and received, before the beginning of December. An address should be provided for the candidate(s) to receive application materials, including a consent to background and reference checks by the Committee and an autobiographical questionnaire, to be completed, signed and returned to the Secretary. Candidates should be available for interviews upon request.

The Nominating Committee will consider the comparative qualifications of (i) incumbent Directors who are willing to stand for reelection, (ii) other candidates, if any, whom the Committee invites to apply and (iii) volunteers, if any, including any recommended in a timely manner by a stockholder of the Company.

The Nominating Committee charter lists the following qualifications for nominees for election as Directors of the Company: (i) a reputation for personal and professional integrity, (ii) a temperament suitable for collegial relationships, (iii) substantial experience in senior level business and professional activities relevant to some aspect of the Board’s work and (iv) a good understanding of the strategic drivers of the consumer goods industry and related businesses. The business and professional experience of the nominees on the slate recommended by the Nominating Committee will be varied and complementary.

The Nominating Committee charter lists the following disqualifications for nominees for election as Directors of the Company: (v) a direct or indirect material financial interest adverse to the Company, (w) affiliation with a business that competes with the Company, (x) a felony conviction other than one predicated on the operation of a motor vehicle, (y) a finding by a court of competent jurisdiction in a civil action or by the SEC of a violation of any Federal or State securities law or fiduciary obligation (such as arising from the duties of an officer or director of a corporation) or a finding by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission (the “CFTC”) of a violation of any Federal commodities law, or (z) an order, judgment, or decree of any court of competent jurisdiction, permanently or temporarily enjoining or otherwise limiting any of the following activities:

  acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the CFTC, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any business, or engaging in or continuing any conduct or practice in connection with such activity;
  practicing any licensed profession;
  engaging in any type of business practice; or
  engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws.

The Committee periodically compares the provisions of its charter with emerging “best practices” in corporate governance applicable to a corporation of the Company’s size. In this connection, the Committee may recommend to the Board an expansion of the provisions of the charter, particularly with respect to potential conflicts of interest arising from affiliations of potential nominees for election as Directors of the Company with the Company’s actual or potential competitors.

The Nominating Committee will vote in executive session on candidates sequentially in the order determined by the Committee Chair. Each candidate getting the affirmative vote of a majority of the Committee will be placed on the recommended slate, not to exceed the number of Board seats.

Correspondence directed to the Nominating Committee submitting names of candidates for consideration by the Committee shall not satisfy the requirement to give formal notice of intent to present nominations at the Annual Meeting of Stockholders.

Other Stockholder Communications

Stockholders can send communications to the whole Board or to individual Directors by mail to the attention of the Company’s Corporate Secretary addressed to United Retail Group, Inc., 365 West Passaic Street, Rochelle Park, New Jersey 07662. All such communications will be forwarded to the intended recipient except advertisements soliciting business from the Company and the like.

EXPENSES OF SOLICITATION

The expenses of preparing, assembling, printing and mailing the proxy and the materials used in solicitation of proxies will be paid by the Company. In addition to the use of the mails, solicitation may be made by associates of the Company by telephone, e-mail, facsimile and personal interview. The Company has a proxy solicitation firm, Georgeson Shareholder Communications, Inc., on retainer at a cost of $30,000 for Fiscal 2005.

By Order of the Board of Directors, /s/RAPHAEL BENAROYA Raphael Benaroya Chairman of the Board

2005 proxy

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PROXY STATEMENT
TABLE OF CONTENTS

UNITED RETAIL GROUP, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoint(s) RAPHAEL BENAROYA and GEORGE R. REMETA and each of them, with power of substitution in each, proxies to represent the undersigned and to vote, as noted below, all the common stock of UNITED RETAIL GROUP, INC. (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on June 27, 2005 at 11:00 A.M., or any adjournments thereof.

1.     ELECTION OF DIRECTORS

 FOR all nominees listed immediately below with the exception(s) indicated in handwriting farther below	 WITHHOLD AUTHORITY to vote for every nominee listed below

Nominees: Joseph A. Alutto, Raphael Benaroya, Joseph Ciechanover,
Michael Goldstein, Ilan Kaufthal, Vincent P. Langone,
George R. Remeta and Richard W. Rubenstein

Instruction:     To withhold authority to vote for one or some nominees, check the left hand box above and write in the space provided below the surname(s) of those for whom authority to vote is being withheld.

Messrs. __________________________________________________________________________________________________________

2.     In their discretion: (i) upon other matters as may properly come before the meeting without proper and timely notice to the Company, (ii) as to the election of directors, if neither box above is marked and no names are written in, (iii) for the election of a substitute for any of the nominees listed who become(s) unable to serve or for good cause will not serve, and (iv) on matters incidental to the conduct of the meeting.

The shares represented hereby will be voted as instructed by the undersigned. If no names are written in and either no box above is marked or the left hand box above is marked, the proxies appointed hereby intend to vote FOR all the nominees listed.

Please specify your vote by marking the appropriate box and date and sign your name(s) below.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature_______________Signature if held jointly________________Dated:__________, 2005

NOTE: Please sign exactly as name appears hereon. When shares are held by joint owners, both should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.